Exhibit 99.1

News

CONTACT:	Dave Reavis
216-689-7622
David_Reavis@key.com
KEY MEDIA NEWSROOM: Key.com/newsroom
FOR IMMEDIATE RELEASE

KeyCorp
127 Public Square
Cleveland, Ohio 44114

KEYCORP APPOINTS CHRISTOPHER GORMAN
TO LEAD NATIONAL BANKING BUSINESS
CLEVELAND, OHIO, March 16, 2010 — KeyCorp has promoted Christopher M. Gorman to senior executive vice president and head of its National Banking business. He will also become vice chairman of KeyBank National Association.
In his expanded role, Gorman is responsible for Key’s corporate, investment banking, capital markets, commercial real estate and equipment finance businesses. He reports to KeyCorp Chairman and CEO Henry L. Meyer III and will be a member of KeyCorp’s Management Committee.
Gorman, who was previously president of KeyBanc Capital Markets, was instrumental in successfully integrating Key’s corporate and investment banking businesses, something that few other banks have done successfully. He has 27 years of experience working with large corporations and middle market companies. He joined Key in 1991.
“Chris’ breadth of experience, business acumen and proven leadership abilities make him ideally suited for this new assignment,” Meyer said. “We’re fortunate to have the depth of talent here at Key to promote from within to fill this important position.”
He holds a Bachelor’s Degree in Finance from Miami University (1983) and currently serves on the university’s Business Advisory Council. He is actively involved in various charities and not-for-profit organizations, including serving as past chairman of the KeyCorp United Way Campaign; board member, Business Volunteers Unlimited; president, Key Foundation; Cleveland Zoological Society; Hathaway Brown School and MWV Pinnacle Capital Fund, L.P.
About KeyCorp
Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $94 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. For more information, visit https://www.key.com/.
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